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As filed with the Securities and Exchange Commission on September 17, 2018.

Registration No. 333-227007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 2
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arco Platform Limited
(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Rua Elvira Ferraz 250, Sala 716, Vila Olímpia,
São Paulo—SP, 04552-040, Brazil
+55 (85) 3033-8264

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Cogency Global Inc.
10 East 40th Street, 10th Floor
New York, NY 10016
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Donald Baker John Guzman White & Case LLP Avenida Brigadeiro Faria Lima, 2,277—4th Floor São Paulo—SP 01452-000, Brazil 55 (11) 3147-5600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

         Emerging growth company ☒

         If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-227007) of Arco Platform Limited (the "Company") is to file exhibits 1.1, 3.1 and 5.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibits filed herewith. This Amendment No. 2 does not contain a copy of the prospectus that was included in the Company's Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission on September 12, 2018 and is not intended to amend or delete any part of the prospectus.

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

        The registrant's Articles of Association provide that each director or officer of the registrant shall be indemnified out of the assets of the registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys' fees and expenses and amounts paid in settlement and costs of investigation) (collectively "Losses") incurred or sustained by such directors or officers, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person's duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Also, the registrant expects to maintain director's and officer's liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have not issued any securities exempt from registration under the Securities Act.

Item 8.    Exhibits

  (a)
  The following documents are filed as part of this registration statement:

Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement.
3.1	Memorandum and Articles of Association of Arco.
5.1	Opinion of Maples and Calder, Cayman Islands counsel of Arco, as to the validity of the Class A common shares.
10.1	Form of indemnification agreement.**

Exhibit No.	Exhibit
14.1	English translation of the Code of Ethics of Arco.**
16.1	Letter of KPMG Auditores Independentes to the SEC.**
21.1	List of subsidiaries.**
23.1	Consent of Ernst & Young Auditores Independentes S.S.**
23.2	Consent of KPMG Auditores Independentes.**
23.3	Consent of Maples and Calder, Cayman Islands counsel of Arco (included in Exhibit 5.1).
23.4	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados counsel of Arco.**
24.1	Powers of attorney (included on signature page to the registration statement).**

*
To be filed by amendment.

**
Previously filed.
  (b)
  Financial Statement Schedules

        No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        The undersigned hereby undertakes:

  (a)
  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Paulo, Brazil, on this day of September 17, 2018.

ARCO PLATFORM LIMITED
By:	/s/ ARI DE SÁ CAVALCANTE NETO
	Name:	Ari de Sá Cavalcante Neto
	Title:	Chief Executive Officer
By:	/s/ DAVID PEIXOTO DOS SANTOS
	Name:	David Peixoto dos Santos
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ ARI DE SÁ CAVALCANTE NETO Ari de Sá Cavalcante Neto	Chief Executive Officer and Director (principal executive officer)	September 17, 2018
* David Peixoto dos Santos	Chief Financial Officer (principal financial officer and principal accounting officer)	September 17, 2018
* Oto Brasil de Sá Cavalcante	Chairman	September 17, 2018
* Martin Escobari	Director	September 17, 2018
Alberto Menache	Director

Name			Title	Date

/s/ RICHARD ARTHUR Richard Arthur, Assistant Secretary			Cogency Global Inc. Authorized representative in the United States	September 17, 2018
*By:	/s/ ARI DE SÁ CAVALCANTE NETO
	Name:	Ari de Sá Cavalcante Neto Attorney-in-fact

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES